Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
FIRST QUARTER 2014 FINANCIAL RESULTS

Board of Directors Declares Two Special Cash Dividends Totaling $0.10 Per Share

Regular Quarterly Dividend of $0.38 Per Share Declared for Second Quarter

EVANSTON, Ill., May 8, 2014 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the first quarter of 2014 ended March 31, 2014. Fidus provides customized debt and equity financing solutions primarily to lower middle-market companies based in the United States.

First Quarter 2014 Financial Highlights

•	Total investment income of $10.6 million

•	Net investment income of $5.4 million, or $0.40 per share

•	Adjusted net investment income of $5.1 million, or $0.37 per share(1)

•	Net increase in net assets resulting from operations of $3.4 million, or $0.25 per share

•	Invested $17.3 million in debt and equity securities of 1 new and 4 existing portfolio companies

•	Received repayments, including realized capital gains, of $13.6 million from 4 portfolio companies

•	Realized capital gains, net of applicable taxes, of $1.8 million, or $0.13 per share

•	Paid regular quarterly dividend of $0.38 per share on March 31, 2014

•	Estimated spillover income (or taxable income in excess of distributions) of $17.6 million, or $1.28 per share, as of March 31, 2014

•	Net asset value of $209.5 million, or $15.22 per share, as of March 31, 2014

Management Commentary

“During the first quarter we remained disciplined in our approach and true to our strategy of investing in high-quality companies that operate in industries we know well, that generate strong free cash flow and have positive long-term outlooks. Market conditions were sound with a healthy level of deal flow activity. As a result, our business fundamentals remained strong,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “We invested $17.3 million, which contributed to the 15% year-over-year growth of our investment portfolio on a cost basis. We received repayments from four companies and realized net capital gains of approximately $1.8 million. We remain patient and focused on capital preservation as we pursue attractive risk adjusted returns for our shareholders. Our liquidity position, comprised of $40.7 million of cash and access to $80.5 million in additional SBA debentures, positions us well to continue to selectively grow and diversify our portfolio as the year unfolds.”

Added Mr. Ross, “Our Board of Directors regularly reviews our distribution policy. We are pleased to announce that in light of our spillover income and the net capital gains we realized during the quarter, the board has declared two special dividends totaling $0.10 per share payable in July and August of 2014, in addition to our regular quarterly dividend of $0.38 per share for the second quarter of 2014.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2014 Financial Results

Total investment income was $10.6 million for the three months ended March 31, 2014, an increase of $0.7 million, or 7.6%, over the $9.8 million of total investment income for the three months ended March 31, 2013. This increase was primarily attributable to a $0.5 million increase in interest income and a $0.2 million increase in fee income from investments. The increase in interest and fee income is primarily due to higher average levels of outstanding debt investments and investment activity during the quarter.

Total expenses, including income tax provision, were $5.1 million for the three months ended March 31, 2014, an increase of $0.2 million, or 4.6%, over the $4.9 million of total expenses for the three months ended March 31, 2013. The base management fee increased $0.1 million due to higher average total assets less cash and cash equivalents during the first quarter of 2014. The capital gains incentive fee (reversal) increased $0.3 million to $0.4 million primarily due to a $2.1 million net loss on investments during the quarter. The administrative service fee, professional fees and other general and administrative expenses totaled $1.1 million, an increase of $0.4 million, or 62.7%, reflecting increased personnel and a change in the timing of audit related work.

Net investment income (“NII”) for the three months ended March 31, 2014 increased by 10.6% to $5.4 million, or $0.40 per share, compared to $4.9 million, or $0.38 per share, for the first quarter of 2013. Adjusted NII was $5.1 million, or $0.37 per share, for the three months ended March 31, 2014, compared to $4.9 million, or $0.38 per share, for the first quarter of 2013. Adjusted NII is defined as net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses on investments.

For the three months ended March 31, 2014, Fidus realized capital gains on investments, net of applicable taxes, of $1.8 million, which consisted of gains on investments in two portfolio companies.

For the three months ended March 31, 2014, Fidus recorded net unrealized depreciation on investments of $3.9 million, which is comprised of (i) unrealized depreciation on investments of $1.9 million related to the reversal of unrealized appreciation upon the exit of investments during the quarter, (ii) net unrealized depreciation of $3.4 million on debt investments and (iii) net unrealized appreciation of $1.4 million on equity investments.

As a result of these events, Fidus’ net increase in net assets resulting from operations during the three months ended March 31, 2014, was $3.4 million, or $0.25 per share, a decrease of $1.3 million, or 27.2%, compared to a net increase in net assets resulting from operations of $4.6 million, or $0.36 per share, during the three months ended March 31, 2013.

Per share income results for the quarter ended March 31, 2014 are based on weighted average shares outstanding of 13.8 million, compared to 12.9 million weighted average shares outstanding for the first quarter of 2013. This increase reflects the common equity offering Fidus completed in February 2013, which was completed at a price accretive to net asset value.

Portfolio and Investment Activities

As of March 31, 2014, Fidus had debt and equity investments in 37 portfolio companies with a total fair value of $310.4 million, or approximately 96% of cost. The Company’s average portfolio investment on a cost basis was $8.7 million and the Company held equity ownership in 91.9% of its portfolio companies. During the first quarter ended March 31, 2014, Fidus made investments of $17.3 million in one new and four existing portfolio companies and received proceeds from sales and repayments of investments, including realized capital gains, totaling $13.6 million. As of March 31, 2014, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 14.4%.

First quarter 2014 investment activity included the following new portfolio company investments:

•	FAR Research, Inc., is a specialty and fine chemical company that develops, manufactures, and supplies complex, low-volume custom chemicals. Fidus invested $8.7 million in senior secured notes and common equity.

Fidus had investments in one portfolio company on non-accrual status as of March 31, 2014, which represented 2.3% of the cost of the portfolio and 0.0% of the fair value of the portfolio as of that date.

Liquidity and Capital Resources

At March 31, 2014, the Company had $40.7 million in cash and cash equivalents and SBA debentures outstanding of $144.5 million with an annual weighted average interest rate of 4.6%. Unfunded SBA commitments totaled $30.5 million as of March 31, 2014 with access to an additional $50.0 million available for future use.

Subsequent Events

•	In May 2014, we received $6.4 million as payment in full on the subordinated notes of Convergent Resources, Inc.

•	In May 2014, we invested $6.0 million in the senior secured notes of Oaktree Medical Centre, P.C., doing business as Pain Management Associates, an operator of healthcare clinics and toxicology laboratories focused on the treatment of patients suffering from chronic pain or acute pre/post-operative conditions.

Second Quarter 2014 Dividend of $0.38 Per Share and Two Special Dividends Totaling $0.10 Per Share Declared

On May 5, 2014, the Company’s Board of Directors declared a regular quarterly dividend of $0.38 per share for the second quarter of 2014. The Company’s dividend will be payable on June 27, 2014 to stockholders of record as of June 13, 2014. In addition, the Board of Directors declared two special cash dividends totaling $0.10 per share, comprised of two equal payments of $0.05 per share in July and August of 2014. These special dividends will be payable on July 31, 2014 to stockholders of record as of July 25, 2014 and on August 29, 2014 to stockholders of record as of August 25, 2014.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2014 taxable income, as well as the tax attributes for 2014 dividends, will be made after the close of the 2014 tax year. The final tax attributes for 2014 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EDT on Friday, May 9, 2014. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 35782302.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm EDT on May 9, 2014 until 11:59pm EDT May 12, 2014 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 35782302. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the three month period ended March 31, 2014 that will be filed with the Securities and Exchange Commission (www.sec.gov) on May 8, 2014.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(In thousands, except shares and per share data)
	March 31,
	2014
	(unaudited)	December 31, 2013

ASSETS
Investments, at fair value
Affiliate investments (cost: $92,893 and $88,983, respectively)	$86,131	$82,444
Non-control/non-affiliate investments (cost: $229,639 and $226,231, respectively)	224,258	224,537

Total investments, at fair value (cost: $322,532 and $315,214, respectively)	310,389	306,981
Cash and cash equivalents	40,740	53,418
Interest receivable	3,684	2,487
Deferred financing costs (net of accumulated amortization of $2,233 and $2,102, respectively)	3,021	3,152
Prepaid expenses and other assets	1,825	1,224

Total assets	359,659	367,262

LIABILITIES
SBA debentures	144,500	144,500
Accrued interest payable	559	2,198
Due to affiliates	4,672	5,582
Taxes payable	—	3,571
Accounts payable and other liabilities	453	286

Total liabilities	150,184	156,137

Net Assets	$209,475	$211,125

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 13,765,642 and 13,755,232 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively)	$14	$14
Additional paid-in capital	206,322	206,123
Undistributed net investment income	3,438	3,221
Accumulated net realized gain on investments (net of taxes)	13,054	11,212
Accumulated net unrealized (depreciation) on investments	(13,353)	(9,445)

Total net assets	$209,475	$211,125

Net asset value per common share	$15.22	$15.35

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)
(In thousands, except shares and per share data)
	Three Months Ended March 31,
	2014	2013
Investment Income:
Interest income
Control investments	$—	$738
Affiliate investments	2,477	1,961
Non-control/non-affiliate investments	7,074	6,311

Total interest income	9,551	9,010
Dividend income
Affiliate investments	30	30
Non-control/non-affiliate investments	347	329

Total dividend income	377	359
Fee income
Affiliate investments	388	59
Non-control/non-affiliate investments	222	347

Total fee income	610	406
Interest on idle funds and other income	21	38

Total investment income	10,559	9,813

Expenses:
Interest expense	1,753	1,735
Base management fee	1,365	1,259
Incentive fee	842	1,157
Administrative service expenses	363	245
Professional fees	397	232
Other general and administrative expenses	377	222

Total expenses	5,097	4,850

Net investment income before income taxes	5,462	4,963
Income tax provision	18	40

Net investment income	5,444	4,923

Net realized and unrealized gains (losses) on investments:
Realized gains on affiliate investments	166	—
Realized gains on non-control/non-affiliate investments	1,693	—
Net change in unrealized (depreciation) on investments	(3,908)	(286)
Income tax (provision) on realized gains on investments	(17)	—

Net (loss) on investments	(2,066)	(286)

Net increase in net assets resulting from operations	$3,378	$4,637

Per common share data:
Net investment income per share-basic and diluted	$0.40	$0.38

Net increase in net assets resulting from operation per share-basic and diluted	$0.25	$0.36

Dividends declared per share	$0.38	$0.38

Weighted average number of shares outstanding-basic and diluted	13,755,232	12,932,030

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2014 and 2013.

	($ in thousands)
	Three months
	ended March 31,
	(unaudited)
	2014	2013
Net investment income	$5,444	$4,923
Capital gains incentive fee expense (reversal)	(384)	(57)
Adjusted net investment income	$5,060	$4,866
	Three months
	ended March 31,
	(unaudited) (per share)
	2014	2013

Net investment income	$0.40	$0.38
Capital gains incentive fee expense (reversal)	(0.03)	—

Adjusted net investment income (1)	$0.37	$0.38

(1) Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense or (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com